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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this registration statement of ABX Air, Inc. and subsidiaries on Form S-4 of our report on the consolidated financial statements of Airborne, Inc. and subsidiaries (Airborne) dated February 25, 2003 (April 25, 2003 as to Notes G, I, and U (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in Airborne's method of accounting for major engine overhaul costs)), appearing in Amendment No. 1 to Annual Report on Form 10-K/A of Airborne, Inc. and subsidiaries for the year ended December 31, 2002, and to the reference to us under the heading "Experts" in the proxy statement/prospectus, which is part of this registration statement.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Seattle, Washington
May  8 , 2003
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